Exhibit 99.1

Contact:
Sandra Rodriguez	225.388.7654
Sherry Knapp	804.788.6107

Albemarle Reports Second Quarter 2007 Results

•	Second quarter net income of $57.0 million, or 59 cents per share excluding the one-time charge for Dayton.

•	Stronger Catalyst performance exceeds expectations.

•	Further improvements in Fine Chemicals margins.

•	Repurchased 700,000 shares of Company stock for $29.0 million during the quarter.

RICHMOND, Va., - July 24 — Albemarle Corporation (NYSE: ALB) reported second quarter 2007 net income of $53.9 million, or 55 cents per share, up from $43.3 million, or 45 cents per share, for second quarter 2006, due to strong performance in the Company’s Fine Chemicals and Catalysts business segments. Excluding the $3.1 million after tax charge, or 3 cents per share, related to the closure of our Dayton fine chemistry facility, second quarter 2007 net income was $57.0 million, or 59 cents per share. The Company reported net sales in the second quarter of 2007 totaling $564 million compared to second quarter 2006 net sales of $569 million.

Net income for the first half of 2007 was $112.0 million, or $1.15 per share, up from $77.7 million, or 80 cents per share, for the first half of 2006. Excluding the Dayton charge, net income for the first half of 2007 was $115.1 million, or $1.18 per share. Net sales for the first half of 2007 were $1.153 billion compared to $1.176 billion for the first half of 2006.

Commenting on results, Mark C. Rohr, President and CEO, stated, “I am pleased with the results and great execution from our teams this quarter. Our Catalysts business performed better than expected with segment income up 10 percent over second quarter 2006, driven mainly through margin improvement in FCC catalyst and year over year strength in the polyolefins sector. Fine Chemicals, with 230 projects in the pharma project pipeline, delivered exceptional results again this quarter. Polymer Chemicals sales increased only slightly from first quarter on a slower than expected turnaround in the consumer electronics market. All together our diversified product portfolio delivered a 32 percent increase in net income, excluding the Dayton charge, over the second quarter of last year. Our team’s ability to execute on value-delivery combined with exceptional customer service put us in a position to have a very successful 2007.”

Quarterly Segment Results

Polymer Additives recorded net sales for second quarter 2007 of $224.0 million, a nominal decrease versus second quarter 2006. Net sales declined in our flame retardant portfolio primarily due to reduced volumes in tetrabrom, partially offset by higher year over year pricing and increased sales of our proprietary products. Net sales increased in our stabilizers and curatives portfolio due primarily to higher volumes and pricing. Polymer Additives segment income for second quarter 2007 declined 10 percent from second quarter 2006 to $35.3 million due to lower tetrabrom volumes, partially offset by improved pricing.

Catalysts recorded net sales for second quarter 2007 of $207.4 million, a 7 percent increase versus second quarter 2006, due primarily to improved pricing in FCC refinery catalysts and higher pricing and volumes in polyolefin catalysts, partially offset by lower volumes in HPC refinery catalysts. Catalysts segment income for second quarter 2007 increased 10 percent versus second quarter 2006 to $32.4 million due to higher pricing, partially offset by $4.2 million lower equity earnings from our Nippon Ketjen joint venture.

Fine Chemicals net sales for second quarter 2007 were $132.4 million, a 9 percent decrease versus second quarter 2006. This decline is due primarily to the disposition of our Thann, France facility. Excluding the impact of the Thann facility divestiture, net sales increased 5 percent. Segment income for second quarter 2007 increased 55 percent versus second quarter 2006 to $21.3 million due to improved pricing across our bromine portfolio and our pharmaceuticals product pipeline. Fine Chemicals segment income includes a $4.9 million pre-tax charge related to the closure of our Dayton, Ohio fine chemistry facility.

During the quarter, interest and financing expenses were $10.4 million versus second quarter 2006 expenses of $12.0 million. In addition, we repurchased approximately 700,000 shares of Albemarle stock for $29.0 million at an average price of $41.50 per share. Year to date, we repurchased approximately 1.15 million shares for $47.7 million at an average price of $41.55 per share.

Our second quarter 2007 effective income tax rate on a reported basis was 23.8 percent. Excluding the Dayton charge and the related tax benefit, the second quarter effective tax rate was 24.7 percent.

Earnings Call

The Company's performance for the second quarter ended June 30, 2007 will be discussed on a conference call at 9:00 AM Eastern Daylight Time on July 25, 2007, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2006 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$563,812	$568,797	$1,153,050	$1,176,151
Cost of goods sold	410,430	437,413	839,879	922,314

Gross profit	153,382	131,384	313,171	253,837
Selling, general and administrative expenses	59,255	62,202	121,741	120,055
Research and development expenses	14,924	11,198	30,635	22,643
Dayton facility closure charge	4,944 (a)	—	4,944 (a)	—

Operating profit	74,259	57,984	155,851	111,139
Interest and financing expenses	(10,417)	(12,037)	(19,327)	(22,656)
Other income (expenses), net	1,631	(2,303)	2,583	(1,377)

Income before income tax (expense), minority interests and equity in net income of unconsolidated investments	65,473	43,644	139,107	87,106
Income tax (expense)	(15,585)	(11,041)	(32,521)	(22,378)

Income before minority interests and equity in net income of unconsolidated investments	49,888	32,603	106,586	64,728
Minority interests in income of consolidated subsidiaries (net of tax)	(2,746)	(394)	(7,697)	(3,619)
Equity in net income of unconsolidated investments (net of tax)	6,721	11,118	13,082	16,594

Net income	$53,863	$43,327	$111,971	$77,703

Basic earnings per share	$0.57	$0.46	$1.18	$0.82

Diluted earnings per share	$0.55	$0.45	$1.15	$0.80

Weighted-average common shares outstanding - Basic	95,272	94,689	95,280	94,421

Weighted-average common shares outstanding - Diluted	97,256	97,159	97,380	96,864

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$200,406	$149,499
Other current assets	828,401	811,355

Total current assets	1,028,807	960,854

Property, plant and equipment	2,210,317	2,169,433
Less accumulated depreciation and amortization	1,220,437	1,188,858

Net property, plant and equipment	989,880	980,575

Other assets and intangibles	646,176	588,939

Total assets	$2,664,863	$2,530,368

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$342,531	$482,949
Long-term debt	787,856	681,859
Other noncurrent liabilities	322,401	236,594
Deferred income taxes	100,035	100,868
Shareholders’ equity	1,112,040	1,028,098

Total liabilities & shareholders’ equity	$2,664,863	$2,530,368

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash and cash equivalents at beginning of year	$149,499	$58,570
Cash and cash equivalents at end of period	$200,406	$98,995

Sources of cash and cash equivalents:
Net income	111,971	77,703
Depreciation and amortization	53,758	57,666
Proceeds from borrowings	74,869	130,709
Proceeds from exercise of stock options	15,955	12,856

Uses of cash and cash equivalents:
Capital expenditures	(49,981)	(49,012)
Purchases of common stock	(47,695)	(9,885)
Repayments of long-term debt	(15,234)	(165,001)
Dividends paid to shareholders	(20,187)	(15,248)
Dividends paid to minority interests	(7,548)	(3,600)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Segment net sales:
Polymer Additives	$223,950	$228,559	$438,269	$450,430
Catalysts	207,448	194,045	443,275	429,401
Fine Chemicals	132,414	146,193	271,506	296,320

Total segment net sales	$563,812	$568,797	$1,153,050	$1,176,151

Segment operating profit (loss):
Polymer Additives	$35,311	$39,249	$71,771	$71,364
Catalysts	27,435	19,761	62,016	40,645
Fine Chemicals	22,309 (a)	14,706	47,556 (a)	25,607
Corporate & Other	(10,796)	(15,732)	(25,492)	(26,477)

Total segment operating profit	74,259	57,984	155,851	111,139

Minority interests in income of consolidated subsidiaries:
Polymer Additives	(1,807)	(1,358)	(4,059)	(3,373)
Catalysts	—	—	—	—
Fine Chemicals	(971)	(939)	(3,706)	(2,149)
Corporate & Other	32	1,903	68	1,903

Total minority interests in income of consolidated subsidiaries	(2,746)	(394)	(7,697)	(3,619)

Equity in net income of unconsolidated investments:
Polymer Additives	1,776	1,349	3,291	2,469
Catalysts	4,976	9,757	9,800	14,202
Fine Chemicals	—	—	—	—
Corporate & Other	(31)	12	(9)	(77)

Total equity in net income of unconsolidated investments	6,721	11,118	13,082	16,594

Segment income (loss):
Polymer Additives	35,280	39,240	71,003	70,460
Catalysts	32,411	29,518	71,816	54,847
Fine Chemicals	21,338	13,767	43,850	23,458
Corporate & Other	(10,795)	(13,817)	(25,433)	(24,651)

Total segment income	78,234	68,708	161,236	124,114
Interest and financing expenses	(10,417)	(12,037)	(19,327)	(22,656)
Other income (expenses), net	1,631	(2,303)	2,583	(1,377)
Income tax (expense)	(15,585)	(11,041)	(32,521)	(22,378)

Net income	$53,863	$43,327	$111,971	$77,703

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The second quarter and six-months ended June 30, 2007 include a charge amounting to $4.9 million ($3.1 million after income taxes, or $0.03 per share) that relates to the closure of our Dayton, Ohio fine chemistry facility.

Additional Information

It should be noted that net income excluding the Dayton charge is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”